The following summarizes the relevant incentive periods, performance targets, and formulas established by the Compensation Committee under the 2006 Senior Executive Plan for 2009.

Incentive Periods.

(1)	Annual Incentive Period. There shall be one annual incentive period (the “Annual Incentive Period”) commencing on January 1st.

(2)	Quarterly Incentive Periods. In addition, there shall be four quarterly incentive periods (the “Quarterly Incentive Periods”) commencing on the first day of each of the Company’s fiscal quarters.

(3)	Base Salary. Target bonuses shall be established by the Compensation Committee for each Participant. The target bonuses shall be expressed in terms of a percentage of base salary. Fifty percent of the target bonus shall be based on performance in the Annual Incentive Period and 12.5% of the target bonus shall be based on performance in each of the Quarterly Incentive Periods. Based on this allocation of target bonus, the calculation of bonuses for the Annual Incentive Period shall be based on 50% of annual base salary as defined below, and the calculation of bonuses for the Quarterly Incentive Periods shall be based on 12.5% of base salary as defined below. Base salary shall be the base salary that is in effect on the date the final Incentive Award is calculated and shall include foreign service premiums, but shall not include cost of living allowances or any other premiums.

(4)	Incentive Period. The Annual Incentive Period and the Quarterly Incentive Periods are collectively referred to as the “Incentive Periods,” and individually as an “Incentive Period.”

Incentive Targets

(1)	Critical Success Factors. “Operating Income” and “Revenue” shall be the primary performance targets used to determine whether an Incentive Award shall be paid for an Incentive Period and the amount of any such Incentive Awards to be paid to a Participant under the Plan. The Compensation Committee has established individual performance targets to determine the portion of an Incentive Award that shall be paid.

(2)	Establishment of Incentive Targets. The Compensation Committee shall approve minimum level, budget level and stretch level operating income targets (“Oper Inc Targets”), and minimum level, budget level and stretch level revenue targets (the “Rev Targets”) for each Incentive Period for each Executive. The targets are referred to as the “Targets.” The Compensation Committee shall also approve targets for the additional performance targets (the “Additional Targets”).

Incentive Award Thresholds

(1)	Threshold. In the event that the Company’s operating income is less than the minimum Oper Inc Target for the applicable Incentive Period, no Incentive Award shall be paid to any Participant for such Incentive Period for global results. In the event operating income for a region is less than the minimum Oper Inc Target for the region, no Incentive Award shall be paid to the applicable regional executive Participant for such Incentive Period for regional results.

(2)	Other Thresholds. If actual performance is less than the minimum Target of another specified Target for an Executive in any given Incentive Period, the portion of the Incentive Award tied to such Target shall not be paid for such Incentive Period, but this shall not affect the payment of the portion of the Incentive Award tied to other Targets in which performance is equal to or greater than the minimum Target of the applicable Target except as provided in Paragraph (1) above.

(3)	Compensation Committee Discretion. Notwithstanding anything to the contrary, the Compensation Committee may elect not to pay or reduce an Incentive Award otherwise payable to a Participant even if the applicable Targets have been met. Such determination may be made based on such factors that the Compensation Committee considers relevant including, without limitation, failure of such Participant to perform individual employment responsibilities at acceptable performance level or other performance related issues.

Incentive Awards

(1)	Incentive Awards. In the event the relevant Oper Inc targets have been satisfied, the total Incentive Award for an Executive for any Incentive Period shall be determined by multiplying the applicable portion of Participant’s base salary (as set forth in “Incentive Periods” above) by the sum of all of the Adjusted Bonus Percentages applicable for such Incentive Period with respect to the Targets and Additional Targets where the required performance thresholds have been met.

(2)	Bonus Percentages. The Committee has established a target bonus percentage (the “Bonus Percentage”) for each Participant representing a percentage of base salary. Such Bonus Percentage shall be allocated to the respective Targets as follows:

Regional Executives
Global Revenue	15%
Global Oper Inc	15%
Regional Revenue	49%
Regional Oper Inc	21%
Corporate
Global Revenue	50%
Global Oper Inc	50%
(3)	Adjusted Bonus Percentages. The formulas described in parts (a) and (b) below are used to adjust the Bonus Percentage for the applicable Target. The formulas shall not apply to the Additional Targets.

a.	In the event that actual performance equals or exceeds the minimum level Target, but is less than the budget level Target, the Bonus Percentage for such Incentive Period and such Target shall be adjusted in accordance with the following formula:

Adjusted Bonus Percentage = Bonus Percentage * [.50+ (.50* ((Actual Performance — Minimum Level Target)/(Budget Level Target — Minimum Level Target))]

The formula results in a 50% negative adjustment to the applicable Bonus Percentage at the minimum level Target, with the adjusted bonus percentage increasing linearly to equal the applicable Bonus Percentage at the budget level Target.

b.	In the event that actual performance equals or is greater than the budget level Target, the Bonus Percentage for such Incentive Period and such Target shall be adjusted in accordance with the following formula:

Adjusted Bonus Percentage = Bonus Percentage * [1+ ((Actual Performance - Budget Level Target)/(Stretch Level Target - Budget Level Target))]

The formula results in a linear adjustment to the applicable Bonus Percentage with the Adjusted Bonus Percentage being equal to 200% of the applicable Bonus Percentage at the stretch level Target.

c.	In the event that actual performance exceeds the stretch level Target, the Bonus Percentage for such Incentive Period and such Target shall be adjusted in accordance with the following formula:

Adjusted Bonus Percentage = Bonus Percentage * [1+ ((Actual Performance)/(Stretch Level Target))]

(4)	Additional Targets. In the event the Additional Targets are not achieved, the Compensation Committee shall have the discretion to reduce the bonuses otherwise payable under this Plan by an amount equal to the Additional Target Percentage multiplied by the bonus otherwise earned. For regional executives, the reduction will only apply against bonuses attributable to regional results. The Compensation Committee may determine the method, if any, of adjusting the Bonus Percentage for Additional Targets. The Additional Target Percentages are as follows:

Regional Executives            20%
Corporate Executives 10%

In the event an Additional Target is an annual performance measure rather than a quarterly performance measure, the Compensation Committee shall have the discretion to make the reduction against quarterly Incentive Awards based on projections, and make a true up with respect to future awards.

(5)	Cap. Incentive Awards will be capped according to the following schedule:

a.	For markets which budget a loss and achieve a loss – 100%

b.	For markets which budget a loss and achieve positive results – 150%

c.	For markets which budget operating income less than 5% of revenue – 150%

d.	There is no cap for markets which budget operating income exceeding 5% of total revenue.

(6)	Determination of Incentive Award Payments. The Compensation Committee shall make the determination of whether a Target has been achieved and the level of Incentive Award that is payable with respect to each executive. In determining whether a performance target has been satisfied, the targets and actual revenue and operating income results shall be calculated on constant currency basis to eliminate the impact of foreign currency fluctuations. This shall be accomplished by using the same foreign currency exchange rates that were used in the equivalent prior-year period for purposes of establishing both the targets and actual results in order to provide clear comparison of the targets and actual results compared to prior-year results. Actual results shall also be calculated by eliminating any restructuring charges that were incurred during the Incentive Period in a restructuring that has been approved by the Board of Directors. In the event that the accrual of an Incentive Award would result in an Oper Inc Target not being achieved, but the Target would be achieved without the accrual, then the amount of bonus that will be payable shall be reduced in amount until the Oper Inc Target will be achieved.